Offer of Continued Employment

Mark L. Zoeller

Title:	Vice-President, General Counsel and Corporate Secretary

Location:	Denver, CO

Direct Supervisor:	Scott Pearce, Chief Executive Officer

Targeted Start Date:	Immediately

Base Salary:	$225,000 per annum

Performance Bonus:
You will be eligible to participate in the company’s annual bonus program in an amount up to 40% of base salary (the “Target Bonus”), based on achieving the performance goals set by the Company’s Board of Directors.  The bonus will be paid annually, typically in March following the completion of a performance review and closing of the Company’s financial and operating results in February.  You will begin participation in the Performance Bonus program in 2010.  The terms and conditions, including amount, of the bonus plan shall be at the sole discretion of the Board.

Stock Options:	You will be eligible to participate in BioFuel Energy’s employee stock incentive program, which grants are subject to Board approval.

Vacation:	Senior executives are expected to take paid time off to the extent their work schedules and executive duties permit.

Benefits:	Medical, dental, life and disability insurances, and the Company 401(k) retirement plan.

Severance:
Upon termination of your employment without “Cause” (as defined in the attached Exhibit A), or upon your termination of employment for “Good Reason” (also as defined in the attached Exhibit A), you will be entitled to (a) severance equal to 6 months of your base salary plus, in addition to any earned buy unpaid bonus from the previous year, a portion of your annual Target Bonus for the year in which such termination occurs, which amount shall be calculated pro rata based on the Target Bonus opportunity for such year and the number of weeks of such year that have lapsed prior to termination and (b) reimbursement by the Company for your continued health benefit coverage pursuant to COBRA for six (6) months; provided that, if your employment is terminated following a “Change of Control” (as defined under the Company’s Change of Control Plan (the “Plan”)) you will be entitled to the greater of the severance provided for Executives under the Plan or the severance provided above.

Release/Non-Compete:
Upon termination of your employment, and as a condition to receiving the severance payments described above, you will execute a general Release, and enter into a non-competition agreement with the Company for six (6) months, on terms and conditions reasonably satisfactory to the Company, such non-competition agreement to be in addition to, and not a substitute for, the Confidentiality undertakings set forth in the Company’s Employee Handbook which you previously agreed to upon inception of your employment.

The foregoing terms shall take effect immediately upon acceptance.  This offer is not intended to create nor should it be interpreted to create an employment contract between you and the Company and does not alter your employment at will status with the Company.

Your signature below confirms that the Company has offered the above offer of continued employment to you and that you have accepted the offer on the terms and conditions provided above.

On behalf of the Company:

/s/ Scott Pearce	August 31, 2010
Scott H. Pearce, President and CEO	Date

By Executive:

/s/ Mark Zoeller	August 31, 2010
Mark L. Zoeller	Date

EXHIBIT A

(a)  “Cause” means any of the following as determined by the President and CEO, upon consultation with the Board:

(i)  Executive’s commission of theft, embezzlement, any other act of dishonesty relating to his employment with the Company, or any material violation of any law, rules, or regulations by Executive to the extent that such law, rule or regulations are applicable to the Company, including, but not limited to, those established by the Securities and Exchange Commission, or any self-regulatory organization having jurisdiction or authority over Executive or the Company or any failure by Executive to inform the Company of any material violation, that Executive has knowledge of, of any law, rule or regulation by the Company or one of its direct or indirect subsidiaries;

(ii)  Executive’s conviction of, or pleading guilty or nolo contendere to, a felony or any lesser crime having as its predicate element fraud, misappropriation of Company (including any direct or indirect subsidiaries) property for personal profit, or moral turpitude, or indictment for any crime involving moral turpitude or fraud;

(iii)  Executive has failed to perform his material duties and obligations under this Agreement (other than during any period of disability) or otherwise materially breaches this Agreement or fails to follow any reasonable and lawful instructions of the Board, which failure to perform is not remedied within ten (10) days after notice thereof to Executive by the Company;

(iv)  Executive’s appropriation or attempted appropriation of (A) a material business opportunity of the Company or (B) any of the Company’s funds or property; or

(v)  Executive’s commission of an act or acts in the performance of his duties under this Agreement amounting to gross negligence or willful misconduct, including, but not limited to, any breach of Sections 7 or 8 of this Agreement.

(b)  “Good Reason” means any of the following reasons if, after providing ten (10) days written notice to the Company, which identifies the Good Reason for Executive’s termination, such “Good Reason” is not remedied:

(i)  Executive’s removal from his position as  Vice President, General Counsel and Corporate Secretary, other than for Cause or by death or disability (as determined under the terms of the Company’s disability insurance in effect at the time);

(ii)  Any material and detrimental alteration or change in Executive’s authority, duties, responsibilities or status (including offices, titles, reporting requirements and supervisory functions) from those in effect at the time of execution of this offer without Executive’s prior written consent;

(iii)  Any reduction in Executive’s Base Salary or any material reduction in Executive’s Target Bonus opportunity, as set forth in this offer;

(iv)  The required relocation of Executive’s place of employment to a location in excess of fifty (50) miles from Executive's place of employment at the time of execution of this offer, Denver, CO; or

(v)  The Company fails to make any payment to Executive required to be made under the terms of this offer, if the breach is not cured within ten (10) days after Executive provides written notice to the Company that provides in reasonable detail the nature of the payment.